UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2008

Legacy Reserves LP
(Exact name of registrant as specified in its charter)

Delaware	1-33249	16-1751069
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

303 W. Wall, Suite 1400
Midland, Texas	79701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (432) 689-5200

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On March 13, 2008, Legacy Reserves Operating LP (“Legacy OLP”), a wholly owned subsidiary of Legacy Reserves LP (the “Partnership”), entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with private third parties. The Purchase Agreement provides for the acquisition by Legacy OLP of certain oil and natural gas producing properties and related assets in the Permian Basin and to a lesser degree in Oklahoma and Kansas. The transaction, which is subject to customary closing conditions and adjustments, is expected to close in April 2008.

     The aggregate purchase price of  the acquisition will be approximately $82 million, subject to customary closing and post-closing adjustments, consisting of $55 million in cash, subject to closing adjustment, and 1,345,291 newly issued units representing limited partner interests in the Partnership. The Partnership will fund the cash portion of the purchase price with borrowings under its existing revolving credit facility.

Item 3.02 Unregistered Sale of Equity Securites.

     The description in Item 1.01 above of the expected issuance by the Partnership of units in connection with the consummation of the transactions contemplated by the Purchase Agreement are incorporated herein by reference. The foregoing transactions are expected to be undertaken in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 4(2) thereof.

Item 8.01 Other Events.

   On March 14, 2008, Legacy entered into LIBOR Interest Rate swaps beginning in April of 2008 and extending through April of 2011 covering $60 million of the outstanding borrowings under our credit facility. The swap transaction has Legacy paying its counterparty floating rates and receiving a fixed rate of 2.68% per annum.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGACY RESERVES LP By: Legacy Reserves GP, LLC, its general partner

Date: March 18, 2008	By:	/s/ William M. Morris
William M. Morris
Vice-President, Chief Accounting Officer and Controller